Exhibit 99.1

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES

DIRECTOR RETIREMENT

EAST PALO ALTO, Calif. – May 3, 2006 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.1 billion in assets financial services holding company, announced that Donald H. Seiler, former chairman of the Audit Committee, will be retiring from the Board of Directors on May 31, 2006. Mr. Seiler has served on the Board since the Company’s founding in 1996 and previously served as a founding Board member of Mid-Peninsula Bank, the Company’s wholly owned subsidiary, organized in 1987.

The Board of Directors has appointed current Audit Committee member, Thomas E. Randlett, as Chairman of the Audit Committee to succeed Mr. Seiler. Mr. Randlett is a certified public accountant and one of the Audit Committee’s financial experts.

“It has been a genuine privilege to have Don Seiler as a member of our Board since its very inception,” stated Duncan Matteson, Chairman of the Board. “For ten years at Greater Bay as well as the prior ten years as a founding director at our flagship Mid-Peninsula Bank, Don has served our shareholders with an exceptional combination of professionalism, dedication, wisdom, and integrity that has earned the well-deserved respect and gratitude of our entire Board.”

“As the Chairman of our Audit Committee, Don has provided the leadership to ably guide us through a changing corporate governance landscape as well as the new standards imposed by the Sarbanes-Oxley Act and the increasingly complex accounting applications. We greatly value his contributions to our growth and success, and extend him best wishes in his retirement,” Mr. Matteson concluded.

“My years with the Greater Bay Board and as Audit Committee Chairman have been extremely rewarding,” responded Mr. Seiler. “Although I will miss the colleagues with whom I have had the pleasure of working for so many years, I am confident that Tom Randlett’s skills, background and experience will serve the Company well in his new Chairman’s role.”

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including

Greater Bay Bancorp Announces Director Retirement

May 3, 2006

Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2005, and particularly the discussion of risk factors within such documents.